Exhibit 99.1

Hut 8 Reports Third Quarter 2026 Results

Disciplined execution broadens Hut 8’s origination platform, advances contracted projects toward delivery, and expands committed, non-dilutive funding capacity

Hut 8 fully commercializes Beacon Point AI data center campus and advances 1,300 MW of energy capacity to exclusivity

Company closes $1.07 billion revolving credit facility, returns $250.0 million to shareholders through share repurchases, and increases total repurchase authorization to $1.0 billion subsequent to quarter-end

Earnings Release Highlights

-	Fully commercialized the Beacon Point campus, signing a second 352 MW IT lease with the Phase 1 tenant (the “Phase 2 lease”) bringing expected aggregate base-term contract value across the Company’s AI data center portfolio to approximately $26.6 billion.
-	Broadened the scope of Hut 8’s power-first origination model across geographies and channels, increasing Energy Capacity Under Exclusivity by 1,300 MW to 3,180 MW across multiple regions, and entered into definitive agreements to acquire two energized sites in Texas with up to 230 MW of utility capacity at full energization, subject to final power approvals and infrastructure development.
-	Increased utility capacity under construction to 1,330 MW across the Company’s AI data center portfolio following the execution of the Beacon Point Phase 2 lease, with initial data hall delivery targeted for Q2 2027 at River Bend, Q3 2027 at Beacon Point Phase 1, and Q2 2028 at Beacon Point Phase 2.
-	Advanced the Company’s capital strategy, closing a $1.07 billion senior secured revolving credit facility that provides low-cost, non-dilutive capital, increases financing flexibility, and supports the Company’s liquidity as it pursues an investment-grade corporate credit profile, and repurchasing $74.7 million of shares during the quarter and a further $175.3 million subsequent to quarter-end, funded with proceeds from Bitcoin sales.

MIAMI, November 4, 2026 – Hut 8 Corp. (Nasdaq, TSX: HUT) (“Hut 8” or the “Company”), an energy infrastructure platform integrating power, digital infrastructure, and compute at scale to fuel next-generation, energy-intensive technologies, today reported its financial results for the third quarter of 2026.

Asher Genoot, CEO of Hut 8, said: “In the third quarter, we executed our power-first strategy at greater scale, broadening our origination program across geographies, entering into definitive agreements to acquire two energized sites in Texas, fully commercializing our Beacon Point campus, advancing the construction of our two AI data center campuses, and expanding our funding capacity in a manner designed to minimize recourse to the parent and dilution to shareholders.

“Today, our pipeline is more advanced, with more than a gigawatt of additional capacity under exclusivity, and more diversified, with less concentration in any single region. Construction at both River Bend and Beacon Point remains on track to meet our delivery targets, and we expect these projects to be funded entirely at the project level, without requiring equity issuance or recourse debt at the parent. Partner conviction has deepened, with our tenant at Beacon Point doubling its contracted capacity at the campus, and with a syndicate of lenders committing more than $1 billion of credit for future growth. And our shareholders now own a larger share of a growing platform following share repurchases funded with Bitcoin from our balance sheet.

“We view each project we undertake as an obligation to the tenants, lenders, communities, and shareholders to whom we have committed. The first of those obligations comes due with the delivery of the first data hall at River Bend in the second quarter of 2027, and meeting each of them across our development pipeline is how we intend to build an enduring, generational business at the intersection of energy and technology.”

Third Quarter 2026 Highlights

Power

-	Generated $1.3 million in third quarter revenue from Managed Services.

-	Advanced 500 MW of utility capacity at Beacon Point into Energy Capacity Under Construction following execution of the Phase 2 lease, increasing total Energy Capacity Under Construction to 1,330 MW, comprising 330 MW at the River Bend campus and 1,000 MW at the Beacon Point campus.

-	Entered into agreements to acquire two energized data center sites in West Texas with up to 230 MW of utility capacity at full energization, subject to final power approvals and infrastructure development, from affiliates of Poolin Technology Pte. Ltd. through a Chapter 11 sale process, for consideration of up to $180.0 million. Closing is expected as early as Q4 2026.

Digital Infrastructure

-	Generated $1.4 million in third quarter revenue from Colocation services. The King Mountain Joint Venture, in which the Company holds a 50% interest, generated $26.9 million of Colocation revenue, including reimbursements, in the third quarter. The Company’s $13.5 million share of that revenue is recognized in the “Equity in earnings of unconsolidated joint venture” line item.

-	Commercialized the Company’s first gigawatt-scale AI data center campus through the execution of the Beacon Point Phase 2 lease, representing approximately $9.8 billion in expected base-term contract value and approximately $655.0 million of expected average annual NOI on a triple-net, take-or-pay basis and bringing expected base-term contract value across the campus to approximately $19.6 billion and expected average annual NOI to approximately $1.3 billion.

-	Advanced the buildout of River Bend, with initial data hall delivery targeted for Q2 2027. Progress during the quarter included completion of structural steel and building foundations across all four data halls and initial energization of the campus substation.

-	Advanced the buildout of Beacon Point, with initial data hall delivery targeted for Q3 2027 at Phase 1 and Q2 2028 at Phase 2. Progress during the quarter included commencement of construction of the campus substation, foundation work and underground utility work at Phase 1, and civil design for Phase 2.

Compute

-	Generated $68.4 million in third quarter revenue from ASIC Compute, AI Cloud, and Traditional Cloud solutions.

-	Completed the sale of the Company’s Traditional Cloud business as part of its planned exit from businesses no longer central to its strategy. As part of the transaction, the buyer entered into a multi-year colocation agreement with the Company, under which the cloud infrastructure remains hosted at the Company’s Canadian data centers.

Capital Strategy and Balance Sheet

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Maintained a strong liquidity position, supported by approximately $6.6 billion in unrestricted cash, restricted cash and cash equivalents, and restricted short-term investments, in addition to Bitcoin holdings of $697.4 million attributable to Hut 8 and $702.9 million attributable to American Bitcoin, as of September 30, 2026.

-	Closed a four-year, $1.07 billion senior secured revolving credit facility that provides low-cost, non-dilutive bank liquidity at the parent level and increases financing flexibility. No borrowings were outstanding under the facility as of September 30, 2026. Subsequent to quarter-end, the Company issued $3.9 million of letters of credit under the facility.

-	Repurchased and retired 953,802 shares of common stock during the quarter for an aggregate purchase price of $74.7 million under the Company's $250.0 million stock repurchase program, funded with net proceeds of $74.8 million from the sale of approximately 954 Bitcoin. Subsequent to quarter-end, repurchased and retired an additional 2,384,677 shares for an aggregate purchase price of $175.3 million, funded with net proceeds of $175.4 million from the sale of approximately 2,148 Bitcoin, bringing cumulative repurchases under the program to 3,338,479 shares for approximately $250.0 million.

-	Increased, subsequent to quarter-end, the Company's stock repurchase authorization to $1.0 billion.

-	Simplified the Company’s debt profile, terminating the undrawn $200.0 million Two Prime credit facility and, subsequent to quarter-end, repaying in full the $26.5 million TZRC Secured Promissory Note.

-	Advanced financing plans for Beacon Point Phase 2, evaluating a range of structures consistent with the Company's disciplined approach to funding campus development.

Development Pipeline

As of September 30, 2026, Hut 8’s development pipeline totaled approximately 7,859 MW1, including 3,300 MW of Energy Capacity Under Diligence, 3,180 MW of Energy Capacity Under Exclusivity, 49 MW of Energy Capacity Under Development, and 1,330 MW of Energy Capacity Under Construction.

1.	Excludes 1,000 MW of potential expansion capacity at River Bend (subject to the expansion of power at the site), for which Fluidstack holds a ROFO under the River Bend lease.
2.	Excludes 710 MW of Energy Capacity Under Management, which comprises all power-related assets, including managed services, ASIC and Central Processing Unit (“CPU”) infrastructure, ASIC compute, and non-operational sites.

Select Third Quarter 2026 Financial Results

Revenue for the three months ended September 30, 2026 was $71.1 million, compared to $83.5 million in the prior-year period, and consisted of $1.3 million in Power revenue, $1.4 million in Digital Infrastructure revenue, and $68.4 million in Compute revenue.

Net income for the three months ended September 30, 2026 was $189.5 million, compared to net income of $50.6 million in the prior-year period. Net income for the period included $413.8 million of primarily unrealized gains on digital assets, compared to $76.6 million of primarily unrealized gains on digital assets in the prior-year period.

Adjusted EBITDA for the three months ended September 30, 2026 was $33.0 million, compared to $30.5 million in the prior-year period. Beginning with the three months ended June 30, 2026, the Company revised its definition of Adjusted EBITDA to exclude mark-to-market gains and losses on digital assets attributable to Hut 8 Corp. and presents Adjusted EBITDA inclusive of digital assets mark-to-market as a separate measure. Prior-period amounts have been recast to conform to the current presentation. Adjusted EBITDA inclusive of digital assets mark-to-market for the three months ended September 30, 2026 was $350.3 million, compared to $109.0 million in the prior-year period. Reconciliations of these non-GAAP measures to net income or net loss, the most comparable GAAP measure, and explanations of these measures are provided in the tables included below in this press release.

Stock Repurchase Program

On December 4, 2024, as part of its capital management strategy, the Company launched a $250.0 million stock repurchase program (the “Stock Repurchase Program”) with respect to its common stock, par value $0.01 per share (the “Common Stock”) with no expiration date. On November 2, 2026, the Company’s board of directors approved an additional $750.0 million under the Stock Repurchase Program, increasing the total authorization to $1.0 billion. All other terms of the program remain unchanged.

Under applicable Canadian securities regulations, the number of shares that the Company can repurchase at any time may not exceed 5.0% of the Company’s issued and outstanding Common Stock during the preceding 12 month period. As of November 2, 2026, the maximum number of shares of Common Stock available to repurchase under this limit (before reducing for any prior repurchases within 12 months) is 6,001,877. The Company expects that any repurchases will be made through the facilities of Nasdaq at prevailing market prices, in accordance with applicable securities laws.

Conference Call

The Company will host a conference call and webcast to review the results today at 8:30 a.m. ET. To register for the webcast, use the following link: https://app.webinar.net/1GXQV92rWoJ.

Supplemental Materials and Upcoming Communications

The Company expects to make available on its website materials designed to accompany the discussion of its results, along with certain supplemental financial information and other data. For important news and information regarding the Company, including investor presentations and timing of future investor conferences, visit the Investor Relations section of the Company's website, hut8.com/investors, and its social media accounts, including on LinkedIn and X. The Company uses its website and social media accounts as primary channels for disclosing key information to its investors, some of which may contain material and previously non-public information.

Analyst Coverage

A full list of Hut 8 Corp. analyst coverage can be found at hut8.com/investors/stock-info/.

About Hut 8

Hut 8 is an energy infrastructure platform integrating power, digital infrastructure, and compute at scale to fuel next-generation, energy-intensive technologies such as AI, high-performance computing, and ASIC compute. The Company develops, commercializes, and operates industrial-scale energy and data center infrastructure through a power-first, innovation-driven approach. For more information, visit hut8.com.

Cautionary Note Regarding Forward-Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events, or developments that Hut 8 expects or anticipates will or may occur in the future, including statements relating to the expected contract value and net operating income associated with the Company’s AI data center leases, including the effects of the potential exercise of renewal options; the development, construction, energization, commissioning and delivery of River Bend and Beacon Point, including targeted initial data hall delivery dates and expected capacity; the availability, timing, structure and terms of project financing, including the expectation that these projects can be funded without equity issuance or recourse debt at the parent; the anticipated timing, completion and benefits of the proposed acquisition of the Texas sites, including their potential utility capacity and required power approvals and infrastructure development; the advancement, commercialization and geographic diversification of the Company’s development pipeline; the availability and anticipated use of the revolving credit facility; potential future share repurchases and their funding; and the Company’s pursuit of an investment-grade corporate credit profile and anticipated financing flexibility; the Company’s future business strategy, competitive strengths, expansion, and growth of the business and operations more generally, and other such matters is forward-looking information. Forward-looking information is often identified by the words “may,” “would,” “could,” “should,” “will,” “intend,” “plan,” “anticipate,” “allow,” “believe,” “estimate,” “expect,” “predict,” “can,” “might,” “potential,” “is designed to,” “likely,” or similar expressions.

Statements containing forward-looking information are not historical facts, but instead represent management’s expectations, estimates, and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by Hut 8 as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, the risks inherent in the construction of new data centers, data center expansions, or data center redevelopment, such as construction delays and cost overruns, contractor availability, and equipment availability; the availability and terms of financing, including project level financing without recourse to our parent entity; failure of critical systems; geopolitical, social, economic, and other events and circumstances; competition from current and future competitors; risks related to power requirements, including the ability to secure regulatory approvals and the timing thereof; cybersecurity threats and breaches; hazards and operational risks; changes in leasing arrangements; Internet-related disruptions; dependence on key personnel; having a limited operating history; attracting and retaining customers; entering into new offerings or lines of business; price fluctuations and rapidly changing technologies; predicting facility requirements; strategic alliances or joint ventures; operating and expanding internationally; failing to grow hashrate; purchasing miners; relying on third-party mining pool service providers; uncertainty in the development and acceptance of the Bitcoin network; Bitcoin halving events; competition from other methods of investing in Bitcoin; concentration of Bitcoin holdings; hedging transactions; potential liquidity constraints; legal, regulatory, governmental, and technological uncertainties; physical risks related to climate change; involvement in legal proceedings; trading volatility; and other risks described from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. In particular, see the Company’s recent and upcoming annual and quarterly reports and other continuous disclosure documents, which are available under the Company’s EDGAR profile at sec.gov and SEDAR+ profile at sedarplus.ca.

Non-GAAP Financial Measures

In addition to its results determined in accordance with GAAP, the Company relies on Adjusted EBITDA, inclusive of digital assets mark-to-market, and Adjusted EBITDA, which are non-GAAP financial measures, to evaluate the business, measure the Company’s performance, and make strategic decisions.

Adjusted EBITDA, Inclusive of Digital Assets Mark-to-Market

The Company defines Adjusted EBITDA, inclusive of digital assets mark-to-market, as net income or loss adjusted for interest expense, interest income, income tax provision or benefit, depreciation and amortization, our share of unconsolidated joint venture depreciation and amortization, foreign exchange gain or loss, gain or loss on the sale of property, equipment, and other assets, loss or gain on derivatives and other financial liabilities, gain on other investments, non-recurring transactions, income or loss attributable to non-controlling interest, and stock-based compensation expense.

Adjusted EBITDA

The Company defines Adjusted EBITDA as Adjusted EBITDA, inclusive of digital assets mark-to-market, further adjusted to exclude gain or loss on digital assets attributable to Hut 8 Corp., which removes the effect of mark-to-market fluctuations of digital assets held on the Company’s balance sheet. Periodic appreciation or depreciation in the fair value of such digital assets is primarily driven by changes in market prices and does not reflect the results from the Company’s core operations.

Expected Net Operating Income (NOI) Contribution

The Company defines expected net operating income (NOI) contribution as expected lease revenue attributable to a particular lease, less any non-reimbursable operating expenses attributable to the leased property.

How the Company Uses These Measures

The Company’s board of directors and management team use Adjusted EBITDA, inclusive of digital assets mark-to-market, and Adjusted EBITDA to assess the Company’s financial performance, as these measures allow for the comparison of operating performance on a consistent basis across periods by removing the effects of the Company’s capital structure (such as varying levels of interest expense and income), asset base (such as depreciation and amortization), and other items (such as non-recurring transactions mentioned above). The Company excludes gains or losses on the sale of assets and gains or losses on other investments because these items arise from transactions or valuation changes outside the Company’s core operating activities and, in management’s view, excluding them facilitates comparisons of the Company’s operating performance across periods. Adjusted EBITDA further excludes the impact of changes in the fair value of the Company’s digital asset holdings, which may otherwise affect the comparability of the Company’s financial results across periods. Investors are encouraged to evaluate each adjustment and the reasons the Company’s board of directors and management believe these measures provide useful supplemental information.

Limitations

Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA, inclusive of digital assets mark-to-market, and Adjusted EBITDA. In evaluating these measures, you should be aware that the Company may incur expenses in the future that are the same as, or similar to, certain adjustments reflected in the calculation of these measures. Accordingly, the presentation of these measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items.

Operating income is the GAAP measure most directly comparable to expected NOI contribution. In evaluating this measure, you should be aware that the Company may incur non-reimbursable lease operating expenses that are not currently known or quantifiable. Accordingly, the Company's presentation of expected NOI contribution should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. Expected NOI contribution also excludes the impact of selling, general and administrative expenses and depreciation and amortization, each of which has a real economic effect and could materially impact the Company's consolidated financial results. No reconciliation of expected NOI contribution to its most directly comparable GAAP measure is included in this press release because the Company is unable to quantify certain amounts that would be required to be included in operating income without unreasonable effort, and any such quantification would imply a degree of precision that could be confusing or misleading to investors.

The Company may modify the calculation or presentation of these measures in the future, and any such modification could be material. These measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported in accordance with GAAP. Because other companies, including companies in the Company’s industry, may calculate similarly titled measures differently, the Company’s non-GAAP measures may not be comparable to those reported by other companies, which limits their usefulness for comparative purposes.

Hut 8 Corp. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income

(in USD thousands)

	Three Months Ended
	September 30,
(in USD thousands)	2026	2025
Revenue:
Power	$1,259	$8,367
Digital Infrastructure	1,384	5,107
Compute	68,428	70,036
Total revenue	71,071	83,510

Cost of revenue (exclusive of depreciation and amortization shown below):
Cost of revenue – Power	757	6,494
Cost of revenue – Digital Infrastructure	1,437	3,804
Cost of revenue – Compute	28,031	22,032
Total cost of revenue	30,225	32,330

Operating expenses (income):
Depreciation and amortization	40,146	27,795
General and administrative expenses	99,555	25,858
Gain on digital assets	(413,789)	(76,595)
(Gain) loss on sale of property, equipment, and other assets	(3,273)	1,467
Total operating income	(277,361)	(21,475)
Operating income	318,207	72,655

Other (expenses) income:
Foreign exchange gain (loss)	392	(1,530)
Interest expense	(105,512)	(8,616)
Interest income	61,769	—
(Loss) gain on derivatives and other financial liabilities	(62,750)	4,930
Gain on other investments	23,686	—
Equity in earnings of unconsolidated joint venture	5,365	2,192
Total other expenses	(77,050)	(3,024)

Net income before income taxes	241,157	69,631

Income tax provision	(51,663)	(19,019)

Net income	$189,494	$50,612

Less: Net income attributable to non-controlling interests	(58,423)	(503)
Net income attributable to Hut 8 Corp.	$131,071	$50,109

Net income	$189,494	$50,612
Other comprehensive income (loss):
Foreign currency translation adjustments	(2,480)	(16,442)
Unrealized loss on restricted short-term investments, net of tax	(1,841)	—
Total comprehensive income	185,173	34,170
Less: Comprehensive income attributable to non-controlling interest	(58,423)	(494)
Comprehensive income attributable to Hut 8 Corp.	$126,750	$33,676

Adjusted EBITDA Reconciliation

	Three Months Ended
	September 30,		Increase
(in USD thousands)	2026	2025	(Decrease)
Net income	$189,494	$50,612	$138,882
Interest expense	105,512	8,616	96,896
Interest income	(61,769)	—	(61,769)
Income tax provision	51,663	19,019	32,644
Depreciation and amortization	40,146	27,795	12,351
Share of unconsolidated joint venture depreciation and amortization (1)	2,159	4,454	(2,295)
Foreign exchange (gain) loss	(392)	1,530	(1,922)
(Gain) loss on sale of property, equipment, and other assets	(3,273)	1,467	(4,740)
Loss (gain) on derivatives and other financial liabilities	62,750	(4,930)	67,680
Gain on other investments	(23,686)	—	(23,686)
Non-recurring transactions (2)	—	2,896	(2,896)
Income attributable to non-controlling interests	(77,073)	(8,793)	(68,280)
Stock-based compensation expense	64,737	6,318	58,419
Adjusted EBITDA, inclusive of digital assets mark-to-market	$350,268	$108,984	$241,284
Gain on digital assets attributable to Hut 8 Corp.	(317,242)	(78,503)	(238,739)
Adjusted EBITDA	$33,026	$30,481	$2,545

(1)	Net of the accretion of fair value differences of depreciable and amortizable assets included in equity in earnings of unconsolidated joint venture in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) in accordance with ASC 323. See Note 9. Investment in unconsolidated joint venture of our Unaudited Condensed Consolidated Financial Statements for further detail.

(2)	There were no non-recurring transactions for the three months ended September 30, 2026. Non-recurring transactions for the three months ended September 30, 2025 primarily represent approximately $2.9 million of American Bitcoin related transaction costs.

Contacts

Hut 8 Investor Relations
ir@hut8.com

Hut 8 Public Relations

media@hut8.com